EXHIBIT 99.1

WeTrade Group Wins the “Strongest Potential IPO” Award

While Launching the 2023 Multi-Industry Diversification Strategy

Beijing, China, Jan 3, 2023 -- WeTrade Group Inc. ("WeTrade" or the "Company") (NASDAQ: WETG), a global diversified "software as a service" ("SaaS") technology service provider committed to providing technical support and digital transformation tools for enterprises across different industries, today announced that the Company had been awarded the "Strongest Potential IPO of the Year" by the 2022 GURUCLUB Greater China Best Listed Company Awards.

The "Strongest Potential IPO of the Year" award is designed to reward the most influential publicly listed companies in the investment community. Specifically, this award analyzes companies’financing scale, profitability, financial security and market capitalization management. It also motivates companies with promising major businesses, stable performance growth, continuous creation of value for shareholders to take on their social responsibility. Additionally, the award recognizes companies that have made significant contributions to economic development, improvement of people's living standards and national competitiveness. The finalists are announced based on quantitative data analysis by a team of experts.

The "Strongest Potential IPO of the Year" award not only marks a perfect ending for WeTrade in 2022 but also a promising future in 2023. Since its successful uplisting on NASDAQ in 2022, the Company has been executing its business expansion and continuing to adjust its business structure, which constitutes YCloud, Y-Health and WTPay, the Company’s three major business segments.

In August 2022, WeTrade successively signed a $50 million partnership contract with Jiqing Biomedical Technology Co. Ltd and Parkway Medical Limited to sell the monkeypox virus test kits. WeTrade Group also entered into a partnerships with Zhixun Biotechnology Limited and others to promote COVID disinfectant spray via its platforms.

In October 2022, WeTrade launched the WTPay system in Singapore and announced a strategic cooperation with Vmade Tech PTE. LTD, which would pay WeTrade a guaranteed fee of $120 million for technical support.

The Company’s business development can be attributed to YCloud, which can be used by enterprises and businesses. It is also a critical digital tool that contributes to flexible employment in China, such as courier and online hailing services, which will further expand as China gradually loosens pandemic prevention policies.

1

Hechun Wei, Chief Executive Officer of the Company, commented, "The 2022 GURUCLUB Greater China Best Listed Company Awards marks a perfect conclusion for our Company. In 2023, we plan on further refining our business structure by launching a multi-industry and diversified development strategy. Specifically, a YG new energy business segment will be developed alongside YCloud, Y-Health and WTPay segments. The Company will further cultivate markets in Central Asia and Middle East and continue to create value for our shareholders."

About WeTrade Group Inc.

WeTrade Group Inc. is a global diversified "software as a service" ("SaaS") technology service provider which is committed to providing technical support and digital transformation tools for enterprises across different industries. The three main business segments of the Company are YCloud, WTPay and Y-Health.

YCloud is a micro-business cloud intelligent system launched by WeTrade, serving global micro-business industry. YCloud strengthens users' marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers' revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system.

Independently developed by the Company, WTPay supports multiple methods of online payment and eight mainstream digital wallets in over 100 countries to help customers quickly realize global collection and payment business. Customers can use WTpay for global acquiring business, global store opening, global payment collection, international banking, global remittance and currency exchange.

Under its global public health business sector Y-Health, the Company engages in developing global business for biological health and medical enterprises. Currently, Y-Health mainly focuses on detection and prevention of epidemic, daily healthcare, traditional Chinese medicines, and others.

For more information, please visit https://ir.wetg.group.

2

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

WeTrade Group Inc.

Investor Relations Department

ir@WeTradegroup.net

3